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                                                                  Exhibit 23.1




CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form S-1 of our reports dated February 14, 1997, except for certain information in Note 8 for which the date is April 6, 1997 on our audits of the combined financial statements of Medical Manager Corporation and Personalized Programming, Inc.; dated March 7, 1997 on our audits of Systems Plus, Inc. and Systems Plus Distribution, Inc.; dated February 28, 1997 on our audits of RTI Business Systems, Inc.; dated March 14, 1997 on our audits of Systems Management, Inc.; and dated February 28, 1997 on our audits of National Medical Systems, Inc. We also consent to the reference to our firm under the caption "Experts."




                                                  /s/  COOPERS & LYBRAND L.L.P.



Tampa, Florida
April 15, 1997